CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the Franklin Templeton ETF Trust, on behalf of its series, the Martin Currie Sustainable International Equity ETF, of our report dated July 19, 2021, relating to the financial statements and financial highlights, which appears in Martin Currie International Sustainable Equity Fund’s Annual Report on Form N-CSR for the year ended May 31, 2021. We also consent to the references to us under the headings “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

April 6, 2022